Exhibit 99.1

Rural Cellular Corporation
Announces New Board Member

May 28, 2004 — ALEXANDRIA, Minn. — Rural Cellular Corporation (“RCC”) (NASDAQ: RCCC) announces the appointment of Anthony J. Bolland to its Board of Directors. Mr. Bolland has been designated to serve on the board as a designee of Boston Ventures Limited Partnership V, a holder of RCC’s Class M Preferred Stock.

John Hunt, who had been serving as such designee, resigned from RCC’s board in connection with his resignation as General Partner of Boston Ventures Management, Inc., an affiliate of Boston Ventures Limited Partnership V.

Anthony Bolland has been a general partner of Boston Ventures Management, Inc. since its formation in 1983. From 1981 through 1983, he was a Vice President of First Venture Capital Corporation, a subsidiary of Bank of Boston Corporation, and had an active role in initiating, structuring and monitoring First Ventures’ investments. Mr. Bolland received his L.L.B. degree from Warwick University, England in 1975. He is currently on the board of directors of Integra Telecom and Production Resource Group.

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451 Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156 World Wide Web address: http://www.rccwireless.com

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